Exhibit 99.1
Liberator Medical Announces FINRA Approval of
Its Common Stock to Trade on the OTC Bulletin Board
STUART, FL, Mar 10, 2009 (MARKET WIRE via COMTEX) — Liberator Medical Holdings, Inc. (OTCBB: LBMH) is pleased to announce that FINRA approved the application for our common stock to trade on the OTC Bulletin Board. Unlike the Pink Sheets, the OTC Bulletin Board is a regulated quotation service that requires its listings to be current in their regulatory filings.
Mark Libratore, CEO, stated, “Moving from the Pink Sheets to the Bulletin Board represents a meaningful milestone in our Company’s history. We believe that this move will generate greater levels of interest from institutional investors and retail brokers as well as an increase the trading volume and liquidity in our stock.”
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About Liberator Medical Holdings, Inc.
Liberator Medical Holdings, Inc.’s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. An Exemplary Provider™ accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Approximately 85% of its revenue comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes, urological, ostomy and mastectomy patients. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.

Safe Harbor Statement
Certain statements in this press release that are not historical, but are forward-looking, and are subject to known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, the Company’s need to raise equity capital and its ability to obtain equity financing on acceptable terms, if at all, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, the risk of early obsolescence of our products and the other factors listed under “Risk and Uncertainties” in our annual report on Form 10-KSB for the fiscal year ended September 30, 2007 and our other filings with the Securities and Exchange Commission. We assume no obligation to update the information contained in this news release.
Contacts:
Liberator Medical Holdings, Inc.
Mark Libratore
President & CEO
772-287-2414
investors@liberatormedical.com
Investor Relations Contact
Gerald Kieft or Ryan Audin
Wall Street Resources, Inc.
772-219-7525
LiberatorIR@wallstreetresources.net
http://www.wallstreetresources.net
SOURCE: Liberator Medical Holdings, Inc.

CONTACT:	mailto:investors@liberatormedical.com mailto:LiberatorIR@wallstreetresources.net http://www.wallstreetresources.net